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Exhibit 5.1

WILLKIE FARR & GALLAGHER LLP
787 Seventh Avenue
New York, NY 10019-6099

February 13, 2017

Take-Two Interactive Software, Inc.
622 Broadway
New York, New York 10012

Re: Take-Two Interactive Software, Inc.
       Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to Take-Two Interactive Software, Inc., a Delaware corporation (the "Company"), with respect to the Company's Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the sale by the selling shareholders named in the Registration Statement (the "Selling Shareholders") of up to 1,480,168 shares of Common Stock, par value $0.01 per share (the "Shares"), which were issued pursuant to the terms of the Share Sale and Purchase Agreement, dated as of January 31, 2017, among Take-Two Invest Espana, S.L., the Company and such shareholders.

        We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

        Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

        This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Shareholders or the Shares.

Very truly yours,

/s/ WILLKIE FARR & GALLAGHER LLP

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  Exhibit 5.1
WILLKIE FARR & GALLAGHER LLP 787 Seventh Avenue New York, NY 10019-6099